Exhibit 4.4

ADDENDUM NO. 1 TO FIRST PREFERRED MORTGAGE

THIS ADDENDUM NO.1 TO FIRST PREFERRED MORTGAGE (this “Amendment”) is made this 18th day of July 2012 between ADVENTURE SIX S.A., a corporation organized and existing under the laws of the Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, and registered as a Foreign Maritime Entity in the Republic of Liberia (the “Owner”), and CREDIT SUISSE AG (formerly known as CREDIT SUISSE) of Paradeplatz 8, 8070 Zurich, Switzerland, acting for the purposes of this Amendment through its branch at St. Alban-Graben 1-3, 4002 Basel, Switzerland (the “Mortgagee”), and is supplemental to a First Preferred Mortgage dated 27 November 2009 made by the Owner in favor of the Mortgagee on the Liberian registered motor vessel FREE HERO (the “Vessel”), Official No. 14520, of 15,737 tons gross and 8,039 tons net register, and which Mortgage was recorded in the indexes maintained by the Deputy Commissioner of Maritime Affairs of the Republic of Liberia at 8:27 A.M., E.S.T. on November 27, 2009 in Book PM61 at Page 685, and which mortgage was granted in continuation of a Marshall Islands Ship Mortgage dated 28 December 2007 and recorded on 28 December 2007 as amended by an amendment No. 1 dated 4 July 2008 and recorded on 4 July 2008 and an amendment No. 2 dated 2 April 2009 and recorded on 2 April 2009 (hereinafter the “Mortgage”).

WHEREAS:

A.	The Owner granted the Mortgage to the Mortgagee as security for its Corporate Guarantee (as defined in the Mortgage) of (i) the Loan (as defined in the Mortgage), interest thereon and all other sums of money owing to the Mortgagee by FREESEAS INC. (the “Borrower”) under that certain Facility Agreement dated 24 December 2007 as amended and restated (together, the “Loan Agreement”) made among the Borrower, as borrower, and the Mortgagee, as lender and (ii) the debts and obligations arising or that may arise in favour of the Mortgagee under the Master Swap Agreement (as defined in the Mortgage) up to the maximum amount of Eighteen Million Two Hundred Thousand Dollars ($18,200,000).

B.	The Loan Agreement has been further amended by a fourth supplemental agreement dated 15 July 2011 (the “Supplemental Agreement” and together with the Loan Agreement hereinafter called the “Amended Loan Agreement”, capitalized terms and expression defined in which shall, unless otherwise defined in this Amendment, bear the same meanings when used herein) made among the Borrower, as borrower, the Owner, Adventure Five S.A., Adventure Eight S.A. and Adventure Ten S.A. each a wholly owned subsidiary of the Borrower (together, the “Owners”), as guarantors, FREE BULKERS S.A., as manager, and the Mortgagee, as lender, pursuant to which, among other things, the Mortgage has agreed to: (i) the deferral of the next Reduction Date in respect of the Additional Tranche to 5 September 2011 whereupon the Borrower shall prepay to the Bank a part of the Additional Tranche equal to Seven hundred fifty thousand Dollars ($750,000), (ii) the deferral of the next Reduction Date in respect of the Initial Tranche to 5 September 2011 whereupon the Borrower shall prepay to the Bank a part of the Initial Tranche equal to One million Two hundred fifty thousand Dollars ($1,250,000), (iii) a change in the Margin and (iv) the addition of certain definitions and undertakings with respect to “Determination Criteria”, “First PSP Ship”, “Fourth Supplemental Agreement”, “Investor”, “Mortgage Addendum”, “PoA”, “Private Sale Procedure”, “PSP Ships”, “Second PSP Ship”, “Supplemental Agreements” and “Transaction”. A copy of the form of the Supplemental Agreement, is attached hereto as Exhibit 1 and shall be read together herewith; and

C.	It is a condition to the Supplemental Agreement that the Owner enters into this Amendment.

NOW THEREFORE, in consideration of the premises, the parties hereby agree as follows:

1.	The Mortgage be and hereby is amended as follows:

A. All references in the Mortgage to “this Mortgage” and “this First Preferred Mortgage” shall be read and construed to mean the Mortgage as supplemented and amended by this Amendment to First Preferred Mortgage.

B. All references in the Mortgage to the “Loan Agreement” are hereby amended to read the “Amended Loan Agreement” and all references in the Mortgage to the Loan Agreement shall be read and construed as references to the Amended Loan Agreement.

C. All the other terms and conditions of the Mortgage shall remain in full force and effect, and the Mortgage shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

2.	As amended by this Amendment to First Preferred Mortgage, the Mortgage is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written.

ADVENTURE SIX S.A.			CREDIT SUISSE AG

By:	/s/ Ion Varouxakis		By:	/s/ Pinelopi-Anna Miliou
	Name:	Ion Varouxakis		Name:	Pinelopi-Anna Miliou
	Title:	President		Title:	Attorney-in-Fact

HELLENIC REPUBLIC	)
: ss.:
CITY OF PIRAEUS	)

On this 18th day of July 2011 before me personally came Ion Varouxakis to me known, who being by me duly sworn did depose and say that he/she resides at 10 Eleftheriou Venizelou, Athens; that he/she is Attorney-in-Fact of ADVENTURE SIX S.A., the corporation described in and which executed the foregoing instrument, and that he/she signed his/her name thereto pursuant to authority granted to him/her by the board of directors of said corporation.

/s/ Christina Kaisari
Special Agent

HELLENIC REPUBLIC	)
: ss.:
CITY OF PIRAEUS	)

On this 18th day of July 2011 before me personally came Pinelopi-Anna Miliou to me known, who being by me duly sworn did depose and say that he/she resides at 126 Kolokotroni Str., Piraeus; that he/she is Attorney-in-Fact of CREDIT SUISSE AG (formerly known as CREDIT SUISSE), the bank described in and which executed the foregoing instrument, and that he/she signed his/her name thereto pursuant to authority granted to him/her by the board of directors of said bank.

/s/ Christina Kaisari
Special Agent

Exhibit 1

Supplemental Agreement

Filed as Exhibit 99.3 to Registrant’s Form 6-K filed December 12, 2011 and incorporated herein by reference